Exhibit 99
FASTENAL COMPANY
NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

This Plan is adopted and made by Fastenal Company, a Minnesota corporation with principal offices at Winona, Minnesota (the “Company”), for the benefit of the Non-Employee Directors of the Company.

1.	Purpose.

The Fastenal Company Non-Employee Director Stock Option Plan (the “Plan”) is intended to encourage and enable each of the Company’s Non-Employee Directors to elect to receive awards of options to acquire shares of the Company’s common stock in lieu of some or all of the annual cash retainer payments that the Director would otherwise be entitled to receive for service on the Company’s Board, thereby more closely aligning the interests of the Directors with those of the Company’s shareholders.

2.	Definitions.

(a)“Administrator” means the Board or the committee appointed by the Board to administer the Plan, as specified in Section 10.

(b)“Board” means the Board of Directors of the Company.

(c)“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to Sections of the Code shall be deemed to include any applicable regulations or interpretations thereunder and any successor or similar statutory provisions.

(d)“Company” means Fastenal Company, a Minnesota corporation, and any successor corporation.

(e)“Common Stock” means the Company’s $.01 par value common stock.

(f)“Employee” means an employee of the Company or a Subsidiary.

(g)“Exercise Price” means the specified price at which Shares subject to an Option may be purchased.

(h)“Fair Market Value” means the fair market value of a Share determined as follows:

(1)    If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(2)    If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Administrator as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(i)    “Non-Employee Director” means a member of the Board who is not an Employee.

(j)    “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price during a specified period of time. Each Option granted under the Plan will be a non-qualified stock option not intended to satisfy the requirements of Code Section 422.

(k)    “Participant” means an individual to whom a then-outstanding Option has been granted under the Plan.

(l)    “Reorganization” means a statutory merger, statutory consolidation or statutory share exchange involving the Company, a sale of all or substantially all of the assets of the Company, or a sale, pursuant to an agreement with the Company, of securities of the Company, any of which results in the Company not being the surviving or acquiring company, or in the Company becoming a wholly-owned subsidiary of another company after the effective date of the Reorganization.

(m)    “Share” means a share of Common Stock, or such other securities or property as may become subject to an Option in lieu of or in addition to a Share pursuant to an adjustment as provided under Section 8 of the Plan.

(n)    “Subsidiary” means a subsidiary corporation of the Company as defined in Section 424 of the Code.

3.	Shares Subject to Options.

The aggregate number of authorized and unissued Shares for which Options may be granted and which may be purchased upon the exercise of Options granted under the Plan shall not exceed 2,500,000, subject to adjustment under the provisions of Section 8. In the event any Option shall, for any reason, terminate or expire or be forfeited or surrendered without having been exercised in full, the Plan’s share reserve as specified in the preceding sentence shall correspondingly be replenished. If the elections by Participants pursuant to Section 5 for any calendar year would otherwise involve a number of Shares that would exceed the number of Shares then available in the Plan’s share reserve, the Administrator will allocate to each Participant a ratable portion of the remaining number of Shares in the Plan’s share reserve, and the resulting Option awards shall be adjusted accordingly.

4.    Participants.

All Non-Employee Directors shall be eligible to participate in the Plan, and will become Participants if they timely elect to participate in accordance with Section 5.

5.    Election to Participate.

(a)Making an Election. On or before any December 31 occurring after the effective date of this Plan, each Non-Employee Director may elect to receive an Option award under the Plan in lieu of some or all of the annual cash retainer payment (the “Annual Retainer”) that such Director would otherwise be entitled to receive for services as a Non-Employee Director of the Company during calendar years commencing after the effective date of such election (an “Election”). A Non-Employee Director may elect to receive an Option award in lieu of any ten percent increment of an Annual Retainer amount between 10% and 100% of such payment amount. Any such Election shall be made by completing, signing and submitting to the Company the Election form approved for such purpose by the Administrator, and will be effective with respect to the Annual Retainer otherwise payable for services as a Non-Employee Director performed during each calendar year commencing after the effective date of the Election, unless the Participant changes the Election in accordance with Section 5(b).

(b)    Changing an Election. If a Participant wishes to change an existing Election to either (i) change the percentage of such Participant’s Annual Retainer to be received in the form of an Option award, or (ii) discontinue receiving any portion of his or her Annual Retainer in the form of an Option award, he or she may do so by submitting to the Company an amended Election form approved by the Administrator for that purpose, and such amended Election will take effect on the January 1 immediately following the Company’s receipt of the amended Election form. Once an Election becomes effective as of the first day of a calendar year, such election shall be irrevocable for that calendar year, and an amended Election may only be made with respect to an Annual Retainer for services performed as a Non-Employee Director on and after the first day of the calendar year commencing after the date the Company receives such amended Election form.

6.    Grant of Option Awards.

For each calendar year during the term of this Plan when an Election pursuant to Section 5 is in effect for a Non-Employee Director, such Director will be granted an Option award hereunder on the date specified by the Administrator during such calendar year (a “Grant Date”) on which some or all of the Annual Retainer would have been paid to the Director but for such Election. Each Option award pursuant to the Plan will be evidenced by a grant notification in the form approved by the Administrator (the “Grant Notification”).

7.    Terms and Conditions of Option Awards. All Option awards granted under the Plan shall be subject to the following terms and conditions:

(a)Number of Option Shares. The number of Shares subject to each Option award will be determined by dividing (i) the portion of the Annual Retainer that a Participant would have received in cash on the Grant Date but for the Election by (ii) the Black-Scholes value as of the Grant Date of each Share subject to the Option award, and rounding to the nearest whole number.

(b)Exercise Price. The per Share Exercise Price of each Option award shall be determined and stated by the Administrator at the time of grant, but shall not be less than the Fair Market Value of a Share on the Grant Date of the Option award.

(c)Vesting and Exercisability. Each Option award will be fully vested and exercisable on its Grant Date.

(d)Period of Option. The expiration date with respect to each Option award shall be determined and stated by the Administrator at the time of grant.

(e)Transferability of Option Awards. During the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option, and no Option may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 7(e) shall be of no effect. Any Option award held by a permitted transferee shall continue to be subject to the same terms and conditions that were applicable to that award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to expiration of an Option upon termination of service of a Participant, the references to “Participant” shall mean the original grantee of an Option award and not any transferee.

(f)Shareholder Rights. Neither a Participant nor any permitted transferee of an Option shall have any of the rights of a shareholder of the Company until the Option has been exercised and the Shares purchased are properly issued to such Participant or transferee.

(g)Manner of Exercise Each exercise of an Option shall be in writing, in such form as the Administrator may prescribe, delivered to the Administrator or its designee, specifying the number of Shares being purchased and accompanied by payment of the Exercise Price for such Shares, by check payable to the Company or in such other manner as the Administrator may prescribe.

(h)Forfeiture For Breach of Obligations. Notwithstanding any other provision in this Plan, if a Participant violates any duty of loyalty owed to, or agreement with, the Company in any material respect, any outstanding Option held by such Participant shall be subject to immediate forfeiture in the discretion of the Board, and with respect to any Option that has been exercised by such Participant within a 12 month period prior to the occurrence of such violation, the Board may demand payment of and the Participant shall be liable to the Company for the difference between the aggregate Fair Market Value on the date of exercise of the Shares acquired upon such exercise and the aggregate Exercise Price of such Shares. The Participant shall pay such amount promptly upon demand by the Company.

8.    Adjustments and Reorganizations.

(a)Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Administrator shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities subject to the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Option awards, and (iii) the Exercise Price of outstanding Option awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Administrator to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  No adjustment shall be made pursuant to this Section 8(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause an Option to be subject to adverse tax consequences under Section 409A of the Code.

(b)Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, any Option granted under the Plan shall terminate as of a date to be fixed by the Administrator, provided that not less than 30 days written notice of the date so fixed shall be given to each Participant and each such Participant shall have the right during such period (but in no event beyond the expiration date of the applicable Option) to exercise each of his or her outstanding Options as to all or any part of the Shares covered thereby.

(c)Reorganization. In the event of a Reorganization, then:

(1)If there is no plan or agreement respecting the Reorganization (“Reorganization Agreement”) or if the Reorganization Agreement does not specifically provide for the change, conversion, or exchange of the Shares under outstanding and unexercised Options for securities of another corporation, then any Option granted under the Plan shall terminate as of a date to be fixed by the Administrator, provided that not less than 30 days written notice of the date so fixed shall be given to each Participant and each such Participant shall have the right during such period (but in no event beyond the expiration date of the applicable Option) to exercise each of his or her outstanding Options as to all or any part of the Shares covered thereby; or

(2)If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the Shares under outstanding and unexercised Options for securities of another corporation, then the securities received on account of such Shares shall be subject to the Plan and then-outstanding Options, with such adjustments by the Administrator to the number and kind of securities subject to the then-outstanding Options as may be required or permitted by Section 8(a).

(d)Administrator Decisions Final. Adjustments and determinations under this Section 8 shall be made by the Administrator as specified herein, and its decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding, and conclusive.

9.    Restrictions on Issuing Shares.

The exercise of each Option and the issuance of Shares in connection therewith shall be subject to the condition that if at any time the Administrator shall determine in its discretion that the listing, registration, or qualification of any Shares otherwise deliverable upon such exercise upon the Nasdaq Global Select Market or other recognized national securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Administrator.

10.    Administration of Plan.

(a)Administrator. The Plan shall be administered by the Compensation Committee of the Company consisting of two or more directors of the Company appointed by the Board, each of whom shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations, and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3. If the Administrator is such a committee, it shall report all actions taken by it to the Board. In administering the Plan, the Administrator shall be governed by and shall adhere to the provisions of the Plan. Subject to the foregoing, the Administrator may establish, amend or rescind rules to administer the Plan, interpret the Plan and any Grant Notification, reconcile any inconsistency, correct any defect or supply an omitted term in the Plan or any Grant Notification, and make all other determinations necessary or desirable for the administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons. The Administrator may delegate non-discretionary administrative responsibilities in connection with the Plan to such persons as it deems advisable.

(b)Liability and Indemnification. To the greatest extent permitted by law, (i) no member or former member of the Administrator shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Option granted under the Plan, and (ii) the members or former members of the Administrator shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

11.    Delivery of Shares and Proceeds.

Upon the exercise of an Option, the Administrator shall cause the purchased Shares to be issued by the Company’s transfer agent and a certificate or statement of issuance to be delivered to the Participant. The proceeds received from the sale of Shares pursuant to the exercise of Options granted under the Plan shall be the property of the Company, and shall be delivered to it promptly by the Administrator.

12.    Amendment, Suspension, or Termination of Plan.

(a)Board’s Authority. Subject to Section 12(b), the Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as it may deem advisable in order that the Options granted thereunder may conform to any changes in the law or in any other respect which it may deem to be in the best interests of the Company. Unless the Plan shall theretofore have been terminated as provided herein, the Plan shall terminate when all available Shares have been granted and no granted Option is outstanding. No Option may be granted during any suspension or after the termination of the Plan.

No amendment, suspension, or termination of the Plan shall, without a Participant’s consent, materially impair any of the rights or obligations under any outstanding Option theretofore granted to such Participant under the Plan, unless such action is necessary to comply with applicable law or stock exchange rules. A Participant’s consent to any amendment, suspension, or termination of the Plan or to any Option issued pursuant to the Plan shall be deemed to have been given if the Participant fails to object in writing within 15 days after written notice thereof, given in person or by certified mail sent to the Participant’s address contained in the records of the Company. To the extent considered necessary to comply with applicable provisions of law or the listing requirements of the Nasdaq Global Select Market or other applicable recognized national securities exchange, any such amendments to the Plan may be made subject to approval by the shareholders of the Company.

(b)No Option Repricing. Except as provided in Section 8(a), no Option award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any other form of equity award at a time when the per Share Exercise Price of the Option Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option award, unless such action is first approved by the Company’s shareholders.

13.    Adoption and Effective Date of Plan.

The Plan was approved and adopted by the Board on October 10, 2017, which is the effective date of the Plan, subject to approval of the Plan by the Company's shareholders. If the Company's shareholders fail to approve the Plan at the Company’s 2018 annual meeting of shareholders (or any adjournment thereof), the Plan and any Option awards already granted under the Plan will be of no further force and effect, and the Company will promptly pay to each Participant (or permitted transferee thereof) holding any such Option award the Annual Retainer amount in lieu of which such Participant elected to receive such Option award. Notwithstanding anything to the contrary stated elsewhere in the Plan or in any Grant Notification, no Option award shall be exercisable prior to approval of the Plan by the Company’s shareholders.

14.    Other Provisions.

(a)    Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Option awards under the Plan. Neither the Company, its Subsidiaries, the Administrator, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Subsidiaries, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Option award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)    Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

(c)    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.